Exhibit 99.1

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FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA HEALTHCARE CHAIRMAN AND CEO MILTON JOHNSON TO RETIRE;

CURRENT PRESIDENT AND COO SAM HAZEN TO BECOME CEO

Nashville, Tenn., September 10, 2018 -- The board of directors of HCA Healthcare (NYSE: HCA) today announced that it has approved the following:

○

Sam Hazen, the company’s president and chief operating officer, will succeed R. Milton Johnson as CEO on January 1, 2019; he has also been appointed a member of the board of directors, effective today;

○	Johnson will retire as CEO, effective December 31, 2018; he will continue as chairman of the board of directors through the company’s 2019 annual shareholders’ meeting on April 26, 2019; and

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At the company’s 2019 annual shareholders’ meeting, Johnson will retire from the board of directors; on that same date, the board of directors plans to appoint Thomas F. Frist III, a current board member, to be chairman of the board of directors.

Johnson, a 36-year veteran of HCA Healthcare, said: “Since January 1, 2014, it has been my privilege to be CEO of this great company. In that time, we have enhanced the company’s commitment to patients. We have done this by advancing our clinical agenda, which focuses on the delivery of high-quality patient care and improving patient satisfaction. At the same time, we have grown revenues from $34.2 billion in 2013 to $43.6 billion in 2017; invested approximately $13 billion in capital expenditures; returned more than $10 billion in cash to shareholders through share repurchases and dividends; and increased our stock price over 275 percent. I remain excited about the company’s future and have strongly endorsed Sam as the right person to lead the company; his leadership has greatly contributed to our success.”

Hazen has been with the company for almost 36 years. Prior to his present position as president/COO, he served as the company’s chief operating officer, president-operations, Western Group president and Western Group CFO. Hazen said: “I am honored to succeed Milton as the company’s CEO and join HCA Healthcare’s board of directors. I want to thank Milton for his strong leadership during his many years with the company. We are committed to providing our patients with the best possible care. As head of the company’s operations for over seven years, I have worked with all our stakeholders--including patients, physicians, employees, shareholders and the board--to fulfill that commitment. In this transition and beyond, I pledge to use my leadership role to continue our focus on providing the best possible care for patients, as well as building on our successes for all our stakeholders.”

Frist is the son of HCA Healthcare founder Thomas Frist, Jr. Frist has been on the board of HCA since 2006 and chairs the finance and investments committee. The Frist family owns approximately 20 percent of HCA Healthcare’s outstanding shares. Chad Holliday, who will remain the company’s independent presiding director, said: “Tommy grew up as part of the HCA Healthcare family. He knows the company and culture very well and shares management’s passion for patient care. We’re excited about this transition and expect a continuation of the good governance and operational excellence at HCA Healthcare under his board leadership.”

With the addition of Hazen, the board of directors has been increased from 11 to 12 members.

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All references to “Company,” “HCA” and “HCA Healthcare” as used throughout this release refer to HCA Healthcare, Inc. and its affiliates.

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